Exhibit 10.3

PURCHASE AGREEMENT

THIS AGREEMENT made as of the 11th day of April, 2011

BETWEEN:

NORTHERN TIGER RESOURCES INC., a body corporate
duly incorporated pursuant to the laws of the Province of Alberta,
(the “Vendor”)

OF THE FIRST PART

- and -

WILDHORSE COPPER (AZ) INC, a body corporate
duly incorporated pursuant to the laws of the State of Arizona
(the “Purchaser”)

OF THE SECOND PART

WHEREAS:

A.	The Vendor is the beneficial owner of the Claims representing the property known as the “Copper Hills #1 Property”;

B.	The Trustee (as herein defined) is the recorded holder of the Claims, holding the same in trust, as a bare trustee, for the benefit of the Vendor;

C.	The Vendor has agreed to sell all right, title and interest in and to the Claims to the Purchaser (as herein defined) pursuant to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, promises and provisos herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1	DEFINITIONS

1.1	For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

	1.1.1	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Alberta;

	1.1.2	“Claims” means the mining claims set forth and described in Schedule “A” attached hereto;

1.1.3

“Commercial Production” means the mining, extraction, processing and recovery for sale of Products from the Copper Hills #1 Property, excluding the taking of Minerals therefrom for the purpose of bulk sampling or determining the amenability of the Minerals to beneficiation processes or mining;

	1.1.4	“Copper Hills #1 Property” shall have the meaning ascribed to it in Preamble A;

1.1.5

“Deemed Gross Sale Proceeds” of all Sales occurring in respect of the disposition of Products (as hereinafter defined) shall mean and be determined by multiplying the total number of troy ounces of the particular Products sold within that last completed calendar quarter by the following:

(a) in the case of gold, platinum and palladium, the arithmetic mean of the daily London Bullion Market afternoon fixing for the calendar quarter per ounce of the respective Products; and

(b)

in the case of silver, the arithmetic mean of the weekly Handy & Harman price per ounce of silver as quoted in “Metals Week” for the last 2 (two) weeks which conclude within that calendar quarter, but in the event “Metals Week” is not published or if for any reason such quotation is not available the arithmetic mean of the Handy & Harman base price quote as published in the “Wall Street Journal” for the calendar quarter will be utilized;

1.1.6

“Encumbrances” means any financial charge, encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registerable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, restrictive or statutory covenant, right or re-entry, lease, license, assignment, option or claim, or right of any Person of any or nature whatsoever or howsoever arising which may constitute or become by operation of law or otherwise an encumbrance;

1.1.7	“Gross Sale Proceeds” in respect of the disposition of Products shall mean and be determined as follows:

(a) for gold, silver, platinum and palladium, the Deemed Gross Sale Proceeds in respect of such Products at the time of the Sale of such Products; and

(b)

all Products other than gold, silver, platinum and palladium, the actual proceeds of sale received from an independent refinery, smelter or other unaffiliated third-party purchaser of such Products during a calendar quarter;

1.1.8

“Intermediate Products” shall mean concentrates (including without limitation, leachates, precipitates, and other concentrates), doré, and other intermediate products, if any, produced from Raw Products, but shall not include cathode or other Refined Products;

1.1.9	“ITA” means the Income Tax Act (Canada) as amended from time to time;

1.1.10	“Minerals” means all minerals, ores, concentrates, metals and other materials produced from the Copper Hills #1 Property;

1.1.11

“Net Smelter Returns” shall mean Gross Sales Proceeds less Permissible Deductions, except where Products other than gold, silver, platinum or palladium are finally disposed of by the Purchaser by means other than a sale to an independent refinery, smelter of other unaffiliated third-party purchaser of such Products during a calendar quarter, then Net Smelter Returns shall be determined as follows:

(a)

the metallurgically recoverable marketable content of such Products in the ores and concentrates produced from the Copper Hills #1 Property shall be determined in accordance with commonly accepted industry standards using assays or other accurate analyses regularly taken for ores or concentrates;

(b)

the recoverable marketable content of such Products shall be multiplied by the closing price for each of the respective Products on the day of disposition of the subject Products as quoted on the New York Mercantile Exchange;

(c)

the result in Section 1.1.11(b) will be reduced by all applicable charges, royalties, taxes, costs and penalties which the Purchaser actually incurs with respect to the disposition of the subject ores and concentrates;

1.1.12

“Permissible Deductions” shall mean the aggregate of the following costs and charges (to the extent not previously deducted or accrued in computing Gross Sales Proceeds) that accrue or are paid in each quarterly period:

(a)

all smelting, refining, treatment, processing, assaying, sampling, umpiring, selling and other costs, charges and penalties charged by any refinery, smelter or other unaffiliated third party purchaser of Products;

	(b)	if paid by the Purchaser, all costs to produce Intermediate Products from Raw Products and all costs to produce Refined Products from Intermediate Products or Raw Products;

(c)

all taxes paid on production of Products, except income taxes, including, but not limited to, production, severance, sales and privilege taxes, and all local, provincial and federal royalties that are based on the production of Products;

(d)

all costs of loading, securing, insuring and transporting Products from the Copper Hills #1 Property to the place of beneficiation, processing or treatment and, if applicable, thence to the place of delivery thereafter, including shipping, freight, handling and forwarding expenses, and export and import taxes, if applicable;

	(e)	all costs or charges of any nature for or in connection with insurance, storage or representation at a smelter or refinery for ores and Products; and

	(f)	all actual sales and brokerage costs on Products;

provided that, where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Purchaser in a transaction with a party with whom it is not dealing at arm’s length (as that term is defined in the ITA), such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred by the Purchaser and the fair market value thereof, considering the time of such transaction and under all the circumstances thereof;

1.1.13

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental authority, authority or entity however designated or constituted;

1.1.14

“Products” shall mean Raw Products, Intermediate Products and Refined Products produced from ores extracted, mined and removed from the Copper Hills #1 Property, it being the intent that all commercially salable products produced from ores mined from the Copper Hills #1 Property and that generate revenues to the Purchaser shall be subject to the Royalty Interest and that the sales of the same shall be covered as Gross Sale Proceeds. Products shall not include any material mined and removed from the Copper Hills #1 Property for use by the Purchaser for roads, foundations, concrete or other construction or industrial uses relating to the Copper Hills #1 Property, or material that is processed that did not originate from the Copper Hills #1 Property and shall not include any material that is not recovered for commercial sale from ores extracted from the Copper Hills #1 Property;

1.1.15	“Purchaser” means Wildhorse Copper (AZ) Inc;

1.1.16

“Raw Products” shall mean ore produced from the Copper Hills #1 Property in the form of run of mine ore, direct shipment ore and other similar crude or raw ore produced from the Copper Hills #1 Property without further processing other than crushing;

1.1.17

“Refined Products” shall mean Gold Bullion, Silver Bullion, cathode and other refined Copper, and other refined products produced from Intermediate Products through refining and/or smelting or equivalent treatment operations;

1.1.18	“Royalty Interest” means one percent (1%) of Net Smelter Returns which may be payable by the Purchaser to the Vendor, calculated and paid in accordance with Schedule “B” attached hereto;

1.1.19	“Sales” shall mean and be deemed to have occurred, without regard to when or to whom they actually are made, upon receipt by the Purchaser of the proceeds of such sale;

1.1.20	“Trustee” means John Cleary;

and capitalized terms otherwise defined in this Agreement shall have the meanings ascribed to them at the time of reference.

ARTICLE 2	PURCHASE AND SALE

2.1

The Vendor hereby transfers, assigns and sells to the Purchaser and the Purchaser hereby purchases all right, title and interest in and to the Claims representing the Copper Hills #1 Property, free and clear of all Encumbrances, other than the Royalty Interest.

2.2

The purchase price (the “Purchase Price”) for the Claims representing the Copper Hills #1 Property shall be Twenty Thousand Dollars ($20,000) payable in cash. The Vendor hereby acknowledges receipt in full of the Purchase Price.

2.3

Concurrent with the execution of this Agreement the Vendor shall deliver to the Purchaser, and/or cause the Trustee to deliver to the Purchaser, duly executed transfers of all right, title and interest in and to the Claims.

ARTICLE 3	ROYALTY INTEREST

3.1

Following the commencement of Commercial Production, the Purchaser shall pay the Vendor the Royalty Interest in accordance with Schedule “B” attached hereto, to a maximum cumulative total of Two Million Dollars ($2,000,000).

3.2	Concurrent with the execution of this Agreement, the Vendor and the Purchaser shall execute the Net Smelter Returns Royalty Deed in the form attached hereto as Schedule “C”.

3.3

Notwithstanding anything herein contained, the Purchaser will be under no obligation whatsoever to place the Claims into Commercial Production and if the Claims are placed into Commercial Production, the Purchaser will have the right at any time to curtail, suspend or terminate such Commercial Production as the Purchaser in its sole discretion deems advisable.

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

4.1	The Vendor represents and warrants to and covenants with the Purchaser, with the knowledge that the Purchaser is relying upon same in entering into this Agreement, that:

4.1.1

the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, any indenture, agreement or other instrument whatsoever to which the Vendor is a party or by which he is bound or to which he or the Copper Hills #1 Property may be subject;

	4.1.2	the Trustee is the recorded holder of all of the Claims comprising the Copper Hills #1 Property;

	4.1.3	The Vendor is the beneficial owner of all of the Claims comprising the Copper Hills #1 Property free and clear of all Encumbrances and no taxes or rentals are or will be due in respect of any Claims;

4.1.4

the Claims comprising the Copper Hills #1 Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Copper Hills #1 Property is situate and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof and are accurately described in Schedule “A”;

4.1.5

there are not any adverse claims or challenges against or to the ownership of or title to any of the Claims comprising the Copper Hills #1 Property, nor to the knowledge of the Vendor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Copper Hills #1 Property or any portion thereof, and no Person has any royalty or other interest whatsoever in production from any of the Claims comprising the Copper Hills #1 Property; and

4.2

The representations and warranties contained in this section are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Copper Hills #1 Property.

ARTICLE 5	RESTRICTIONS ON TRANSFER

5.1

The Purchaser may, at any time, sell, transfer or otherwise dispose of all or any portion of its interest in the Claims without obtaining the further consent of the Vendor provided that the purchaser, grantee or transferee of any such interest shall have first delivered to the Vendor its written agreement relating to this Agreement and the Claims, containing:

	5.1.1	a covenant to pay the Royalty Interest as contemplated in this Agreement as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

	5.1.2	a provision subjecting any further sales transfer or other disposition of such interest in the Copper Hills #1 Property or any portion thereof to the restrictions contained in this Article 5.

ARTICLE 6	FORCE MAJURE

6.1

If the Purchaser is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Purchaser, the time limited for the performance by the Purchaser of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

6.2

The Purchaser shall give prompt notice to the Vendor of each event of force majeure and upon cessation of such event shall furnish to the Vendor with notice to that effect together with particulars of the number of days by which the obligations of the Purchaser hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 7	GENERAL

7.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication or other similar form of communication, in each case addressed as follows:

7.1.1	if to the Vendor at:

#220, 17010- 103rd Avenue
Edmonton, Alberta T5S 1K7
Canada
Phone:(780) 428-3465
Fax: (780) 428-3476
Attention: President

7.1.2	if to the Purchaser at:

Suite 204,
6868 North 7th Avenue
Phoenix, Arizona 85013-1150
USA
Phone: (602) 242-9762
Fax: (602) 242-9763
Attn: Scott Donaldson

7.2

Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth Business Day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received and, if sent by telegram, telex, telecommunication or other similar form of communication, be deemed to have been given or received on the day it was so sent.

7.3

Any party may at any time give to the other, notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

7.4	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

7.5

No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

7.6

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Copper Hills #1 Property.

7.7	All representations, warranties and covenants herein provided by the Purchaser to the Vendor hereunder are provided by Ross and Iversen on a joint and several basis.

7.8	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.9	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

7.10	Time shall be of the essence in this Agreement.

7.11	Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

7.12	Any reference in this Agreement to currency shall be deemed to be Canadian currency.

7.13

This Agreement contains the entire agreement between the parties with respect to the subject matter thereof as of its date and supersedes all other prior agreements, negotiations, representations and proposals, written or oral, relating to its subject matter. The parties agree that neither party shall, in any legal proceeding arising out of this Agreement or the subject matter hereof, tender parole evidence of any agreement, collateral, supplementary or otherwise, which is in any way inconsistent with or contradictory to this Agreement or the obligations herein contained.

7.14

This Agreement may be executed in one or more counterparts, including facsimile or portable document format (PDF) transmission thereof, each of which shall be deemed to be an original and, when so executed, each such counterpart shall form one Agreement and shall be as valid and binding on all parties hereto as every other counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

NORTHERN TIGER RESOURCES INC.

Per: ________________________________
                  Authorized Signatory

WILDHORSE COPPER (AZ) INC

Per: ________________________________
                  Authorized Signatory

SCHEDULE “A” - CLAIMS

The following unpatented mining claim located in Socorro County, New Mexico, USA:

  BLM No. NMMC169266

SCHEDULE “B” - ROYALTY INTEREST

1.1      Calculation and Payment of Royalty Interests

The Royalty Interests shall be calculated and paid to the Vendor on a quarterly basis within 60 (sixty) days of the end of each calendar quarter in which Sales have occurred and adjusted annually based on actual proceeds received. The Purchaser shall, concurrently with any Royalty Interest payments, provide to the Vendor a statement indicating the calculation of the Net Smelters Returns and the Royalty Interests.

1.2       No Obligation

The Purchaser may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process and upgrade Products prior to sale, transfer, or conveyance to a purchaser, user or consumer. The Purchaser shall not be liable for mineral values lost in such processing under sound practices.

1.3       Commingling

The Purchaser may stockpile and commingle Products with ores, concentrates or other products not mined from the Copper Hills #1 Property. The Purchaser shall, prior to such stockpiling or commingling, measure, weigh and analyze samples of such commingled materials in accordance with sound mining and metallurgical practices and the Purchaser shall keep accurate records as a basis for computing any Royalty Interests payments. In determining which commingled materials are sold from a commingled stockpile, a first-in, first-out system shall be used.

1.4       Tailings

All tailings or waste material shall be the property of the Purchaser and the Purchaser shall have no obligation to process or extract substances therefrom. If the Purchaser elects to extract Products of value therefrom and utilizes or sells the same, the Vendor shall receive payments in respect of the Royalty Interests during Commercial Production of such Products. If the Purchaser commingles the tailings or waste material produced from the Copper Hills #1 Property, with tailings and waste material not produced from the Copper Hills #1 Property, the Purchaser shall record the tonnage amount and source of such tailings and waste material prior to commingling and the Royalty Interest payments, if any, shall be based upon the recoverable pro rata portion of the Minerals in the tailings or waste material derived from the Copper Hills #1 Property. The records of the Purchaser shall be deemed conclusive as to the tailings or waste material attributable to each source.

1.5       Exercise of Discretion

All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Copper Hills #1 Property, or produced therefrom, and except as otherwise provided in this Agreement all decisions concerning the sale or other disposition of Products (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Products for a reasonable length of time without selling the same) shall be made by the Purchaser, acting reasonably and in accordance with good mining and engineering practice in the circumstances.

SCHEDULE “C - NET SMELTER RETURNS ROYALTY DEED